Exhibit 5.1

[Baker Botts Letterhead]
, 2003
Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112

Ladies and Gentlemen:

You have requested our opinion, as counsel for Liberty Media Corporation, a Delaware corporation ("Liberty"), in connection with Liberty's Registration Statement on Form S-3 (No. 333-            ) (the "Registration Statement"). The Registration Statement relates to the resale, under the Securities Act of 1933, as amended (the "Act"), from time to time of (i) 217,709,773 shares of Liberty's Series A common stock, par value $.01 per share (the "Shares") and (ii) $225,620,069 aggregate principal amount of Liberty's Floating Rate Senior Notes due 2006 (the "Notes") by Comcast QVC, Inc., the entity named as the selling security holder in the prospectus forming part of the Registration Statement (the "Prospectus").

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Indenture, dated as of July 7, 1999, as supplemented by a Thirteenth Supplemental Indenture, dated as of [            ], 2003, which were filed as exhibits to the Registration Statement, (ii) the forms of the Notes, which were filed as exhibits to the Registration Statement, (iii) the Restated Certificate of Incorporation, as amended, and Bylaws of Liberty, (iv) records of proceedings of Liberty's Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and the issuance of the Shares and the Notes, and (v) such other documents, records, instruments and certificates of public officials and officers of Liberty as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies.

Based upon the foregoing, we are of the opinion that (i) the Notes, when sold pursuant to a method of distribution described in the Prospectus and in compliance with the Act and state securities laws, will be valid and binding obligations of Liberty, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Shares have been duly authorized and are validly issued and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Baker Botts L.L.P.